                                   Exhibit 4.5


                            WOLVERINE WORLD WIDE, INC.

                  COMPOSITE CONFORMED COPY OF THE NOTE AGREEMENT


          Re:             $30,000,000 7.81% Senior Notes
                                Due August 15, 2004

                                  PPN 978097 A#0

                          Closing Date:  August 15, 1994

------------------------------------------------------------------------------

     Separate and several Note Agreements each dated as of August 1, 1994, in the form attached hereto, were entered into by Wolverine World Wide, Inc., a Delaware corporation, and each of the institutions named below, respectively. Each of said Note Agreements was executed on behalf of Wolverine World Wide, Inc. by Thomas P. Mundt, Vice President of Strategic Planning and Treasurer. The separate Note Agreements were addressed to each of the institutions as shown on Schedule I attached thereto and were accepted by the officers of the respective institutions as shown below.


          TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

               By:  /s/  Roderic L. Eaton
                         Managing Director - Private Placements

          THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY
            By: MIMLIC Asset Management Company

               By:  /s/  Greg deLambert
                         Vice President

          FARM BUREAU LIFE INSURANCE COMPANY OF MICHIGAN
            By:  MIMLIC Asset Management Company

               By:  /s/  Greg deLambert
                         Vice President

          FB ANNUITY COMPANY
            By:  MIMLIC Asset Management Company

               By:  /s/  Loren A. Haugland
                         Vice President

          FEDERATED LIFE INSURANCE COMPANY
            By:   MIMLIC Asset Management Company

               By:  /s/  Loren A. Haugland
                         Vice President

          FEDERATED MUTUAL INSURANCE COMPANY
            By:  MIMLIC Asset Management Company

               By:  /s/  Loren A. Haugland
                         Vice President

                         Wolverine World Wide, Inc.


                               Note Agreement

                         Dated as of August 1, 1994


                    Re:   $30,000,000 7.81% Senior Notes
                            Due August 15, 2004

                             Table of Contents

                       (Not a part of the Agreement)

Section                           Heading                              Page

Section 1.  Description of Notes and Commitment . . . . . . . . . . . .   1

     Section 1.1.  Description of Notes . . . . . . . . . . . . . . . .   1
     Section 1.2.  Commitment, Closing Date . . . . . . . . . . . . . .   1
     Section 1.3.  Other Agreements . . . . . . . . . . . . . . . . . .   2


Section 2.  Prepayment of Notes . . . . . . . . . . . . . . . . . . . .   2

     Section 2.1.  Required Prepayments . . . . . . . . . . . . . . . .   2
     Section 2.2.  Optional Prepayment with Premium . . . . . . . . . .   2
     Section 2.3.  Prepayment of Notes upon Change of Control . . . . .   3
     Section 2.4.  Notice of Optional Prepayments . . . . . . . . . . .   5
     Section 2.5.  Application of Prepayments . . . . . . . . . . . . .   5
     Section 2.6.  Direct Payment . . . . . . . . . . . . . . . . . . .   5


Section 3.  Representations . . . . . . . . . . . . . . . . . . . . . .   6

     Section 3.1.  Representations of the Company . . . . . . . . . . .   6
     Section 3.2.  Representations of the Purchaser . . . . . . . . . .   6


Section 4.  Closing Conditions  . . . . . . . . . . . . . . . . . . . .   7

     Section 4.1.  Conditions . . . . . . . . . . . . . . . . . . . . .   7
     Section 4.2.  Waiver of Conditions . . . . . . . . . . . . . . . .   8


Section 5.  Company Covenants . . . . . . . . . . . . . . . . . . . . .   9

     Section 5.1.  Corporate Existence, Etc.  . . . . . . . . . . . . .   9
     Section 5.2.  Insurance  . . . . . . . . . . . . . . . . . . . . .   9
     Section 5.3.  Taxes, Claims for Labor and Materials; Compliance
                   with Laws  . . . . . . . . . . . . . . . . . . . . .   9
     Section 5.4.  Maintenance, Etc.  . . . . . . . . . . . . . . . . .  10
     Section 5.5.  Nature of Business . . . . . . . . . . . . . . . . .  10
     Section 5.6.  Consolidated Adjusted Net Worth  . . . . . . . . . .  10
     Section 5.7.  Fixed Charges Coverage Ratio . . . . . . . . . . . .  10
     Section 5.8.  Limitations on Funded Debt . . . . . . . . . . . . .  10
     Section 5.9.  Limitation on Liens  . . . . . . . . . . . . . . . .  11
     Section 5.10.  Mergers, Consolidations and Sales of Assets . . . .  14

     Section 5.11.  Guaranties. . . . . . . . . . . . . . . . . . . . .  18
     Section 5.12.  Notes to Rank Pari Passu  . . . . . . . . . . . . .  18
     Section 5.13.  Repurchase of Notes . . . . . . . . . . . . . . . .  18
     Section 5.14.  Transactions with Affiliates  . . . . . . . . . . .  18
     Section 5.15.  Termination of Pension Plans  . . . . . . . . . . .  19
     Section 5.16.  Reports and Rights of Inspection  . . . . . . . . .  19
Section 6.  Events of Default and Remedies Therefor . . . . . . . . . .  22

     Section 6.1.  Events of Default  . . . . . . . . . . . . . . . . .  22
     Section 6.2.  Notice to Holders  . . . . . . . . . . . . . . . . .  24
     Section 6.3.  Acceleration of Maturities . . . . . . . . . . . . .  24
     Section 6.4.  Rescission of Acceleration . . . . . . . . . . . . .  25


Section 7.  Amendments, Waivers and Consents  . . . . . . . . . . . . .  25

     Section 7.1.  Consent Required . . . . . . . . . . . . . . . . . .  25
     Section 7.2.  Solicitation of Holders  . . . . . . . . . . . . . .  26
     Section 7.3.  Effect of Amendment or Waiver  . . . . . . . . . . .  26


Section 8.  Interpretation of Agreement; Definitions  . . . . . . . . .  26

     Section 8.1.  Definitions  . . . . . . . . . . . . . . . . . . . .  26
     Section 8.2.  Accounting Principles  . . . . . . . . . . . . . . .  39
     Section 8.3.  Directly or Indirectly . . . . . . . . . . . . . . .  39


Section 9.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .  39

     Section 9.1.  Registered Notes . . . . . . . . . . . . . . . . . .  39
     Section 9.2.  Exchange of Notes  . . . . . . . . . . . . . . . . .  40
     Section 9.3.  Loss, Theft, Etc. of Notes . . . . . . . . . . . . .  40
     Section 9.4.  Expenses, Stamp Tax Indemnity  . . . . . . . . . . .  40
     Section 9.5.  Powers and Rights Not Waived; Remedies Cumulative  .  41
     Section 9.6.  Notices  . . . . . . . . . . . . . . . . . . . . . .  41
     Section 9.7.  Successors and Assigns . . . . . . . . . . . . . . .  42
     Section 9.8.  Survival of Covenants and Representations  . . . . .  42
     Section 9.9.  Severability . . . . . . . . . . . . . . . . . . . .  42
     Section 9.10.  Governing Law . . . . . . . . . . . . . . . . . . .  42
     Section 9.11.  Jurisdiction and Service of Process . . . . . . . .  42
     Section 9.12.  Captions  . . . . . . . . . . . . . . . . . . . . .  43

Signature Page  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

Attachments to Note Agreement:

     Schedule I -   Names and Addresses of Purchasers and Amounts of
                    Commitments

     Schedule II -  Funded Debt; Liens Securing Funded Debt (including
                    Capitalized Leases); and Subsidiaries as of August 1,
                    1994

     Exhibit A -    Form of 7.81% Senior Note due August 15, 2004

     Exhibit B -    Representations and Warranties of the Company

     Exhibit C -    Description of Special Counsel's Closing Opinion

     Exhibit D -    Description of Closing Opinion of Counsel to the
                    Company

                         Wolverine World Wide, Inc.
                            9341 Courtland Drive
                         Rockford, Michigan  49351

                               Note Agreement
                     Re:$30,000,000 7.81% Senior Notes
                            Due August 15, 2004
                                                                Dated as of
                                                             August 1, 1994
To the Purchaser named in Schedule I
  hereto which is a signatory of this
  Agreement

Ladies and Gentlemen:

The undersigned, Wolverine World Wide, Inc., a Delaware corporation (the "Company"), agrees with you as follows:

Section 1.  Description of Notes and Commitment.

     Section 1.1. Description of Notes. The Company will authorize the issue and sale of $30,000,000 aggregate principal amount of its 7.81% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 7.81% per annum, payable semi-annually on the fifteenth day of February and August in each year (commencing February 15, 1995) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and Make-Whole Amount and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on August 15, 2004, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the Make-Whole Amount set forth in Section 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the other purchasers named in Schedule I. You and the other purchasers named in Schedule I are hereinafter sometimes referred to as the "Purchasers". The terms which are capitalized herein shall have the meanings set forth in Section 8.1 unless the context shall otherwise require.

     Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the principal amount set forth opposite your name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

     Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of NBD Bank N.A., Detroit, Michigan, ABA #072-000-326, Account #04-045-53, Attn: Cheryl Lopez (313/225-1686) in the
amount of the purchase price at 10:00 A.M., Chicago, Illinois time, on August 15, 1994 (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered
Note in the form attached hereto as Exhibit A for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of such nominee, as may be specified in
Schedule I attached hereto.

     Section 1.3. Other Agreements. Simultaneously with the execution and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company the principal amount of Notes set opposite such Purchasers' names in Schedule I, and your obligation and the obligations of the Company hereunder are subject to the execution and delivery of the similar agreements by the other Purchasers. This Agreement and said similar agreements with the other Purchasers are herein collectively referred to as the "Agreements". The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

Section 2.  Prepayment of Notes.

     Section 2.1. Required Prepayments. In addition to paying the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Company agrees that on August 15 in each year, commencing August 15, 1998 and ending August 15, 2003, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of (a) $4,285,715 or (b) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on August 15, 2004. No premium shall be payable in connection with any required prepayment made pursuant to this Section 2.1. In the event that the Company shall prepay less than all of the Notes pursuant to Section 2.2 hereof, the amounts of the prepayments required by this Section 2.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to Section 2.2 is of the aggregate principal amount of outstanding Notes immediately prior to such prepayment.

     Section 2.2. Optional Prepayment with Premium. In addition to the payments required by Section 2.1, upon compliance with Section 2.4, the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $1,000,000), by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of two Business Days prior to the date of such prepayment pursuant to this Section 2.2.

     Section 2.3.  Prepayment of Notes upon Change of Control.

          (a) In the event that any Change of Control (as hereinafter defined) shall occur or the Company shall have actual knowledge of any proposed Change of Control, the Company will give written notice (the "Company Notice") of such fact in the manner provided in Section 9.6 hereof to the holders of the Notes. The Company Notice shall be delivered promptly upon receipt of such knowledge by the Company and in any event no later than three Business Days following the occurrence of any Change of Control. The Company Notice shall (1) describe the facts and circumstances of such Change of Control in reasonable detail, (2) make reference to this Section 2.3 and the right of the holders of the Notes to require prepayment of the Notes on the terms and conditions provided for in this Section 2.3, (3) offer in writing to prepay the outstanding Notes, together with accrued interest to the date of prepayment, upon the actual occurrence of a Change of Control; and (4) specify a date for such prepayment (the "Change of Control Prepayment Date"), which Change of Control Prepayment Date shall be not more than 90 days nor less than 30 days following the date of such Company Notice. Each holder of the then outstanding Notes shall have the right to accept such offer and require prepayment of the Notes held by such holder in full by written notice to the Company (a "Noteholder Notice") given not later than 20 days after receipt of the Company Notice. In the event the Change of Control described in any Company Notice does, in fact, occur, the Company shall on the Change of Control Prepayment Date prepay in full all of the Notes held by holders which have so accepted such offer of prepayment. The prepayment price of the Notes payable upon the occurrence of any Change of Control shall be an amount equal to 100% of the outstanding principal amount of the Notes so to be prepaid together with accrued interest thereon to the date of such prepayment, but without premium; provided, however, that if a Default or an Event of Default shall have occurred and be continuing at the time of such prepayment, the prepayment price shall include an amount equal to the Make-Whole Amount, determined as of two Business Days prior to the date of such prepayment pursuant to this
     Section 2.3.

          As used herein, the term "Change of Control" shall mean and include each and every issue, transfer or other disposition of shares of the stock of the Company (including, without limitation, pursuant to a merger or consolidation otherwise permitted hereunder) which results in a Person or a Group (other than the Current Management Group) beneficially owning or controlling, directly or indirectly, greater than 50% of the Voting Stock of the Company.

          As used herein, the term "Current Management Group" shall mean: (i) Geoffrey B. Bloom, Steven M. Duffy, Stephen L. Gulis, Jr., Thomas P. Mundt and Timothy J. O'Donovan, or (ii) any Group which includes and is under the general direction of any of the above-named persons.

          As used herein, the term "Group" shall mean any Group of related persons constituting a "group" for the purposes of
     Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision.

          (b) Without limiting the foregoing, notwithstanding any failure on the part of the Company to give the Company Notice herein required as a result of the occurrence of a Change of Control, each holder of the Notes shall have the right by delivery of written notice to the Company to require the Company to prepay, and the Company will prepay, such holder's Notes in full, together with accrued interest thereon to the date of prepayment, provided that such holder of the Notes shall so notify the Company of its election to require the Company to prepay its Notes in accordance with this Section 2.3(b) within 90 days after such holder has actual knowledge of any such Change of Control. Notice of any required prepayment pursuant to this
     Section 2.3(b) shall be delivered by any holder of the Notes which was entitled to, but did not receive, such Company Notice to the Company after such holder has actual knowledge of such Change of Control. On the date (the "Change of Control Delayed Prepayment Date") designated in such holder's notice (which shall be not more than 90 days nor less than 30 days following the date of such holder's notice), the Company shall prepay in full all of the Notes held by such holder, together with accrued interest thereon to the date of prepayment, but without premium. If the holder of any Note gives any notice pursuant to this Section 2.3(b), the Company shall give a Company Notice within three Business Days of receipt of such notice and identify the Change of Control Delayed Prepayment Date to all other holders of the Notes which had not previously received a Company Notice and each of such other holders shall then and thereupon have the right to accept the Company's offer to prepay the Notes held by such holder in full and require prepayment of such Notes by delivery of a Noteholder Notice within 20 days following receipt of such Company Notice; provided only that any date for prepayment of such holder's Notes shall be the Change of Control Delayed Prepayment Date. The Company shall only be required to give one Company Notice to each holder of the Notes with respect to the occurrence of each Change of Control. On the Change of Control Delayed Prepayment Date, the Company shall prepay in full the

     Notes of each holder thereof which has accepted such offer of prepayment at a prepayment price equal to 100% of the outstanding principal amount of the Notes so to be prepaid together with accrued interest thereon to the date of such prepayment, but without premium.

     Section 2.4. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the holder's Notes to be prepaid on such date, (c) that a premium may be payable, (d) the date when such premium will be calculated, (e) the estimated premium, and (f) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the Make-Whole Amount payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the Make-Whole Amount payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

     Section 2.5. Application of Prepayments. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

     Section 2.6. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this Section 2.6 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and Make-Whole Amount due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee's address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on
Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account, no later than 11:00 a.m. New York, New York time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing.
If for any reason whatsoever the Company does not make any such payment by such 11:00 a.m. transmittal time, such payment shall be deemed to have been made on the next following Business Day and such payment shall bear interest at the Overdue Rate. The holder of any Note to which this Section applies agrees that if it shall sell or transfer any Note it will, before the delivery of the Note (unless it has already done so), make a notation on it of all principal, if any, prepaid on the Note and will also note on it the date to which interest has been paid on the Note. With respect to each Note to which this Section applies, the Company shall be entitled to presume conclusively that the original or such subsequent Institutional Holder that shall have requested the provisions of this Section to apply to the Note remains the holder of the Note until (y) the Company shall have received written notice of the transfer of the Note, and of the name and address of the transferee, or (z) the Note shall have been presented to the Company as evidence of the transfer. At such time as the Note shall have been paid in full, the holder of it shall, upon the written request of the Company, return the Note to the Company with proper notation as to payment in full.

Section 3.  Representations.

     Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

     Section 3.2.  Representations of the Purchaser.

          (a) You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes, it being understood, however, that the disposition of your property shall at all times be and remain within your control. Without limiting the foregoing, you agree that you will not offer to reoffer or resell the Notes purchased by you under this Agreement to any Person unless such Person is an Institutional Holder and, to your knowledge, such Person is not a Competitor.

          (b) You further represent that either: (1) you are acquiring the Notes with your general account assets and in reliance upon the validity of Department of Labor Interpretive Bulletin 75-2, 29 C.F.R. 2509.75-2 (November 13, 1986), that no part of such assets constitutes assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA or a "plan" within the meaning of Section 4975(e)(1) of the Code; (2) no part of the funds to be used by you to purchase the Notes constitutes assets allocated to any separate account maintained by you such that the application of such funds constitutes a prohibited transaction under Section 406 of ERISA; or (3) all or a part of such funds constitute assets of one or more separate accounts, trusts or a commingled pension trust maintained by you, and you have disclosed to the Company in writing the names of such employee benefit plans whose assets in such separate account or accounts or pension trusts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts or trusts as of the date of such purchase and the Company has advised you in writing (and in making the representations set forth in this clause (3) you are relying on such advice) that the Company is not a party-in-interest nor are the Notes employer securities with respect to the particular employee benefit plan disclosed to the Company by you as aforesaid (for the purpose of this clause (3), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan). As used in this
     Section 3.2(b), the terms "separate account", "party-in-interest", "employer securities" and "employee benefit plan" shall have the respective meanings assigned to them in ERISA.

Section 4.  Closing Conditions.

     Section 4.1. Conditions. Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

          (a) Closing Certificate. You shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (1) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date, (2) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (3) no Default or Event of Default has occurred and is continuing.

          (b) Legal Opinions. You shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Warner, Norcross & Judd, counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits C and D, respectively, hereto.

          (c) Company's Existence and Authority. On or prior to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to the Company as you may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

          (d) Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement and the other agreements referred to in Section 1.3.

          (e) Private Placement Number. On or prior to the Closing Date, special counsel to the Purchasers shall have obtained from Standard & Poor's CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, a private placement number for the Notes.

          (f) Funding Instructions. At least three Business Days prior to the Closing Date, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth
     (1) the name and address of the transferee bank, (2) such transferee bank's ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, and (4) the name and telephone number of the account representative responsible for verifying receipt of such funds.

          (g) Special Counsel Fees. Concurrently with the delivery of the Notes to you on the Closing Date, the charges and disbursements of Chapman and Cutler, your special counsel, incurred through the Closing Date shall have been paid by the Company.

          (h) Legality of Investment. The Notes to be purchased by you shall be a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called "basket provisions" to such laws).

          (i) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

     Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in Section 4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in
Section 4.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this Section 4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

Section 5.  Company Covenants.

     From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

     Section 5.1. Corporate Existence, Etc.. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business where the failure to do so could reasonably be expected to materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, provided that the foregoing shall not prevent any transaction permitted by Section 5.10.

     Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

     Section 5.3.  Taxes, Claims for Labor and Materials; Compliance with
Laws.

          (a) The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid could reasonably be expected to become a Lien upon any property of the Company or such Subsidiary; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (2) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

          (b) The Company will promptly comply and will cause each Subsidiary to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Laws, the violation of any of which could reasonably be expected to materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or could reasonably be expected to result in any Lien not permitted under
     Section 5.9.

     Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency of those properties, taken as a whole, shall be maintained.

     Section 5.5. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

     Section 5.6. Consolidated Adjusted Net Worth. The Company will at all times keep and maintain Consolidated Adjusted Net Worth at an amount not less than the sum of (i) $86,000,000 plus (ii) the aggregate of 40% of positive Consolidated Net Earnings computed on a cumulative basis for each fiscal year of the Company commencing with the fiscal year ending
December 31, 1994; provided that for purposes of the foregoing calculation, Consolidated Net Earnings shall be deemed to be zero for any period for which Consolidated Net Earnings are less than or equal to zero.

     Section 5.7. Fixed Charges Coverage Ratio. The Company will keep and maintain the ratio of Net Earnings Available for Fixed Charges to Fixed Charges for each period of 12 consecutive calendar months immediately preceding the date of any computation hereunder at not less than 1.50 to 1.00.

     Section 5.8.  Limitations on Funded Debt.

          (a) The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Funded Debt, except:

               (1)  Funded Debt evidenced by the Notes;

               (2) Funded Debt of the Company and its Subsidiaries outstanding as of the Closing Date and reflected on Schedule II hereto, or any extension, renewal or refunding of any such Funded Debt without increase in the principal amount thereof at the time of such extension, renewal or refunding; and

               (3) Additional Funded Debt of the Company and its Subsidiaries incurred after the Closing Date; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

                    (i) Consolidated Funded Debt shall not exceed an amount equal to 55% of Total Capitalization; and

                   (ii) Priority Debt shall not exceed an amount equal to 20% of Consolidated Adjusted Net Worth.

          (b) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this Section 5.8 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Subsidiary.

     Section 5.9.  Limitation on Liens.

          (a) The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon Conditional sales agreements or other title retention devices, except:

               (1) Liens for taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by Section 5.3;

               (2) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured; provided that, in the case of any Lien resulting from a judgment or award in excess of $1,000,000, the Company or the affected Subsidiary shall have obtained and shall maintain during the pendency of such appeal or proceeding for review an appeal bond or Qualified Letter of Credit securing the Company's or such Subsidiary's full performance in connection with such judgment or award;

               (3) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided such Liens do not in the aggregate materially impair the use or value of properties and assets which, individually or in the aggregate are material to the operation of the business of the Company, or the business and operations of the Company and its Subsidiaries taken as a whole; provided further, in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

               (4) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;

               (5) Liens securing Debt of a Subsidiary to the Company or to another Wholly-owned Subsidiary;

               (6) Liens relating to Funded Debt and existing as of the Closing Date and described on Schedule II hereto and any extensions, renewals or replacements, in whole or in part of any such Lien, provided that, with respect to any such extension, renewal or replacement, (i) the principal amount of Debt so secured at the time of such extension, renewal or replacement shall not be increased in aggregate principal amount and such Debt would be otherwise permitted pursuant to the terms of the Agreement including without limitation

          Section 5.8, (ii) such extension, renewal or replacement shall be limited to all or any part of the same property that secured the Lien extended, renewed or replaced;

               (7) Liens (including Capitalized Leases) created or incurred after the Closing Date given to secure the payment of the purchase price, cost of improvement or cost of construction of property or assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property or assets at the time of acquisition thereof or at the time of acquisition or purchase by the Company or a Subsidiary of any business entity then owning such property or assets, whether or not such existing Liens were given to secure the payment of the purchase price of the property or assets to which they attach, provided that (1) the Lien shall attach solely to the property or assets acquired, purchased, improved or constructed, (2) such Lien shall have been created or incurred within 120 days of the date of acquisition or purchase or of completion of such improvement or construction, as the case may be, (3) at the time of acquisition or purchase or the date of completion of such improvement or construction, as the case may be, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property or assets, whether or not assumed by the Company or a Subsidiary, shall not exceed the lesser of (i) the total purchase price, cost of improvement or cost of construction, as the case may be, or (ii) the fair market value at the time of acquisition or purchase or the date of completion of the improvement or construction of such property or assets (as determined in good faith by the Board of Directors of the Company) and (4) all Funded Debt secured by any such Lien shall have been incurred within the limitations provided in Section 5.8(a)(3); and

               (8) Liens on inventory and receivables of Hush Puppies Canada securing obligations of Hush Puppies Canada not to exceed Can. $1,500,000 owing under the Hush Puppies Canada Credit Facilities.

               (9) Liens created or incurred after the Closing Date given to secure Funded Debt of the Company or any Subsidiary in addition to the Liens permitted by the preceding clauses
          (1) through (8) hereof, provided that all Funded Debt secured by such Liens shall have been incurred within the applicable limitations provided in Section 5.8(a)(3).

          (b) In case any property, asset or income or profits therefrom is subjected to a Lien in violation of this Section 5.9, the Company will make or cause to be made provisions whereby the Notes will be secured equally and ratably with all other obligations secured thereby, and in any case the Notes shall have the benefit, to the full extent that and with such priority as, the holders may be entitled thereto under applicable law, of an equitable and ratable Lien on such property, asset, income or profits securing the Notes. Such violation of Section 5.9 shall constitute an Event of Default hereunder whether or not any such provision is made pursuant to this Section 5.9(b), unless such Event of Default is waived by the holders of 66-2/3% of the Notes.

     Section 5.10.  Mergers, Consolidations and Sales of Assets.

          (a) The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other corporation, or sell, lease or otherwise dispose of all or substantially all of its assets (except as provided in Section 5.10(b)); provided that:

               (1) any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

               (2) the Company may consolidate or merge with or into any other corporation if (i) the corporation which results from such consolidation or merger (the "surviving corporation") is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal, Make-Whole Amount and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) the surviving corporation would be permitted by the provisions of Section 5.8(a)(3) to incur at least $1.00 of additional Funded Debt;

               (3) the Company may sell or otherwise dispose of all or substantially all of its assets (other than stock and Debt of a Subsidiary, which may only be sold or otherwise disposed of pursuant to Section 5.10(c)) to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company, a copy of which determination, certified by the Secretary or an Assistant Secretary of the Company, shall have been furnished to the holders of the Notes) at the time of such sale or other disposition if
          (i) the acquiring Person is a corporation organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal, Make-Whole Amount and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the acquiring corporation and the acquiring corporation shall furnish the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such acquiring corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii) at the time of such sale or disposition and immediately after giving effect thereto, (A) no Default or Event of Default would exist and
          (B) the acquiring corporation would be permitted by the provisions of Section 5.8(a)(3) to incur at least $1.00 of additional Funded Debt.

          (b) The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets (except assets sold in the ordinary course of business for fair market value and except as provided in Section 5.10(a)(3)); provided that the foregoing restrictions do not apply to:

               (1) the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or a Wholly-owned
          Subsidiary; or

               (2) the sale of such assets for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

                    (i) such assets (valued at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of pursuant to this Section 5.10(b)(2) and Section 5.10(c)(3) during the same fiscal year (other than in the ordinary course of business), exceed 10% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal year;

                    (ii) in the opinion of (A) the chief financial
               officer of the Company in the case of any sale of any asset having a fair market value of $5,000,000 or less, or (B) the Company's Board of Directors in the case of any sale of any asset having a fair market value of greater than $5,000,000, the sale is for fair market value and is in the best interests of the Company; and

                   (iii) immediately after the consummation of the
               transaction and after giving effect thereto, (A) no Default or Event of Default would exist, and (B) the Company would be permitted by the provisions of Section 5.8(a)(3) to incur at least $1.00 of additional Funded Debt;

                    provided, however, that for purposes of the
               foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within 12 months of the date of sale of such assets to either
               (A) the acquisition of, or Binding Commitment to acquire, fixed assets useful and intended to be used in the operation of the Company and its Subsidiaries and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Debt of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in Section 2.2.

          Computations pursuant to Section 5.10(b)(2)(i) shall include dispositions made pursuant to Section 5.10(c)(3)(i) and computations pursuant to Section 5.10(c)(3)(i) shall include dispositions made pursuant to Section 5.10(b)(2)(i).

          (c) The Company will not, and will not permit any Subsidiary to, sell, pledge or otherwise dispose of any shares of the stock (including as "stock" for the purposes of this Section any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of a Subsidiary (said stock, options, warrants and other Securities herein called "Subsidiary Stock") or any Debt of any Subsidiary, nor will any

     Subsidiary issue, sell, pledge or otherwise dispose of any shares of its own Subsidiary Stock, provided that the foregoing restrictions do not apply to:

               (1)  the issue of directors' qualifying shares; or

               (2) the issue of Subsidiary Stock to the Company or to any Wholly-owned Subsidiary; or

               (3) the sale or other disposition at any one time to a Person (other than directly or indirectly to an Affiliate) of the entire Investment of the Company and its other
          Subsidiaries in any Subsidiary if all of the following conditions are met:

                    (i) the assets (valued at net book value) of such Subsidiary do not, together with all other assets of the Company and its Subsidiaries previously disposed of pursuant to Section 5.10(b)(2) and this Section 5.10(c)(3) during the same fiscal year (other than in the ordinary course of business), and other than dispositions of assets permitted by Section 5.10(b)(1), exceed 10% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal year;

                    (ii) in the opinion of (A) the chief financial
               officer of the Company in the case of any sale of any asset having a fair market value of $5,000,000 or less, or (B) the Company's Board of Directors in the case of any sale of any asset having a fair market value of greater than $5,000,000, the sale is for fair market value and is in the best interests of the Company;

                   (iii) immediately after the consummation of the
               transaction and after giving effect thereto, such Subsidiary shall have no Debt of or continuing Investment in the capital stock of the Company or of any Subsidiary and any such Debt or Investment shall have been discharged or acquired, as the case may be, by the Company or a Subsidiary; and

                    (iv) immediately after the consummation of the
               transaction and after giving effect thereto, (A) no Default or Event of Default would exist, and (B) the Company would be permitted by the provisions of Section 5.8(a)(3) to incur at least $1.00 of additional Funded Debt;

                    provided, however, that for purposes of the
               foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within 12 months of the date of sale of such assets to either
               (A) the acquisition of, or Binding Commitment to acquire, fixed assets useful and intended to be used in the operation of the Company and its Subsidiaries and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Debt of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in Section 2.2.

          Computations pursuant to Section 5.10(c)(3)(i) shall include dispositions made pursuant to Section 5.10(b)(2)(i) and computations pursuant to Section 5.10(b)(2)(i) shall include dispositions made pursuant to Section 5.10(c)(3)(i).

     Section 5.11. Guaranties. The Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except
(i) Guaranties by the Company or a Subsidiary which are limited in amount to a stated maximum dollar exposure, (ii) Guaranties by the Company of Funded Debt of Subsidiaries incurred in compliance with Section 5.8, (iii) Guaranties by the Company of short-term obligations (such as trade payables and short-term bank borrowings) and lease rental obligations incurred in the ordinary course of business of any Subsidiary and (iv) reimbursement obligations of the Company or a Subsidiary relating to letters of credit issued by a bank or other financial institution for the account of the Company or any Subsidiary which letters of credit are issued in the ordinary course of business of the Company or any such Subsidiary.

     Section 5.12. Notes to Rank Pari Passu. The Company will keep and maintain the Notes and all other obligations outstanding at any time under this Agreement as direct obligations of the Company ranking pari passu as against the assets of the Company with all other present and future unsecured Senior Debt of the Company.

     Section 5.13. Repurchase of Notes. Neither the Company nor any Subsidiary or Affiliate over which the Company exercises control, directly or indirectly, may repurchase, or make any offer to repurchase, any Notes or prepay, or offer to prepay, any Notes other than pursuant to the terms of this Agreement as in effect on the Closing Date.

     Section 5.14. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

     Section 5.15. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $500,000 or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

     Section 5.16. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this Section 5.16 and concurred in by the independent public accountants referred to in Section 5.16(b)), and will furnish to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

          (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

               (1) a consolidated balance sheet of the Company and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

               (2) a consolidated statement of income of the Company and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

               (3) a consolidated statement of cash flows of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments;

          (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:

               (1) a consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal year, and

               (2) consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP (except for changes disclosed in such financial statements and concurred in by such independent public accountants) and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

          (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the financial accounts of the Company or any Subsidiary;

          (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to its creditors and stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

          (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (1) a Reportable Event with respect to any

     Plan; (2) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan if such termination is reasonably likely to result in liability of the Company or any Subsidiary to PBGC or any Plan in excess of $100,000; (3) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan which could result in withdrawal liability (under Part 1 of Subtitle E of Title IV of ERISA) in excess of $100,000; (4) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan which could result in a liability aggregating in excess of $100,000; (5) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (6) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

          (f) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of the chief financial officer or treasurer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (1) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 5.6 through 5.10 at the end of the period covered by the financial statements then being furnished, and (2) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

          (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

          (h) Rule 144A. Except at such times as the Company is a reporting company under Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended, or has complied with the requirements for the exemption from registration under the

     Securities and Exchange Act of 1934, as amended, set forth in Rule 12g3-2(b) under such Act, such financial or other information as may be required under Rule 144A promulgated under the Act in order to establish an exemption from the registration of the Notes in connection with the transfer or resale by it of the Notes, in any such case promptly after the same is requested; and

          (i) Requested Information. With reasonable promptness, such other data and information as you or any such Institutional Holder may reasonably request if the request is limited to matters reasonably deemed by you or such Institutional Holder to be relevant to your or such Institutional Holder's investment in the Notes.

     Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such Persons as either you or such Institutional Holder may designate), to visit and inspect, after giving the Company reasonable notice of and the opportunity to accompany you on such visitation or inspection, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested, if the request is limited to matters reasonably deemed by you or such Institutional Holder to be relevant to your or such Institutional Holder's investment in the Notes. Any visitation shall be at the sole expense of you or such Institutional Holder, unless a Default or Event of Default shall have occurred and be continuing or the holder of any Note or of any other evidence of Debt of the Company or any Subsidiary gives any written notice or takes any other action with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of the Company.

Section 6.  Events of Default and Remedies Therefor.

     Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

          (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than 5 days; or

          (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in Section 2.1; or

          (c) Default shall occur in the making of any other payment of the principal of any Note or Make-Whole Amount thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

          (d) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through
     Section 5.8 and Section 5.10; or

          (e) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (1) the day on which a Responsible Officer of the Company first obtains knowledge of such default, or (2) the day on which written notice thereof is given to the Company by the holder of any Note; or

          (f) Default or defaults shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Debt for borrowed money (other than the Notes) of the Company or any Subsidiary aggregating at least $5,000,000 in principal amount outstanding, and such default shall continue beyond the period of grace, if any, allowed with respect thereto and shall not have been cured or waived; or

          (g) Default or defaults or the happening of any events (other than defaults of the type described in clause (f) of this Section 6.1) shall occur under any indentures, agreements or other instruments under which any Debt for borrowed money (other than the Notes) of the Company or any Subsidiary aggregating at least $5,000,000 in principal amount outstanding, and such default or defaults or events shall result in the acceleration of the maturity of the Debt for borrowed money of the Company or any Subsidiary outstanding thereunder; or

          (h) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

          (i) Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 is or are outstanding against the Company or any Subsidiary or against any property or assets of either and such judgments remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 45 days from the date of entry; or

          (j) A custodian, liquidator, trustee or receiver is appointed for the Company or any Material Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

          (k) The Company or any Material Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Material Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Material Subsidiary or for the major part of the property of either; or

          (l) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Material Subsidiary and, if instituted against the Company or any Material Subsidiary, are consented to or are not dismissed within 60 days after such institution.

     Section 6.2. Notice to Holders. When any Event of Default described in the foregoing Section 6.1 has occurred, or if the holder of any Note or of any other evidence of Debt for borrowed money of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding.

     Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of Section 6.1 has happened and is continuing, any holder of any Note may, by notice in writing sent to the Company in the manner provided in Section 9.6, declare the entire principal and all interest accrued on such Note to be, and such Note shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.
When any Event of Default described in paragraphs (a) through (i), inclusive, of said Section 6.1 has happened and is continuing, the holder or holders of 51% or more of the principal amount of the Notes at the time outstanding may, by notice in writing to the Company in the manner provided in Section 9.6, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j), (k) or (l) of Section 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

     Section 6.4.  Rescission of Acceleration.  The provisions of Section
6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, of Section 6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

          (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or Make-Whole Amount on the Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1;

          and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

Section 7.  Amendments, Waivers and Consents.

     Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (a) which will change the time of payment (including any prepayment required by Section 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or
(b) which will change any of the provisions with respect to optional prepayments, or (c) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of Section 5.13, this Section 7 or Section 6, or (d) which will change the definition of any of the terms listed in Section 8.1.

     Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes, unless such remuneration is concurrently offered and paid, on the same terms, ratably to the holders of all Notes then outstanding, regardless of whether each such holder has consented to such waiver or amendment. Promptly and in any event within 30 days of the date of execution and delivery of any such waiver or amendment, the Company shall provide a true, correct and complete copy thereof to each of the holders of the Notes.

     Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Section 8.  Interpretation of Agreement; Definitions.

     Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "Affiliate" shall mean any Person (other than a Wholly-owned
Subsidiary):

          (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company,

          (b) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company, or

          (c) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, that the term "Affiliate" shall not include the Kaufman Fund Inc. or the Dimensional Fund Advisors, Inc. so long as each such entity holds less than 10% of the Voting Stock of the Company or a Subsidiary.

     "Binding Commitment" shall mean, with respect to the acquisition of any assets, a binding agreement, in writing, between the Company and the seller of the subject assets pursuant to which the Company agrees to purchase certain assets owned by the seller for a specified price and on a specified date, which date shall not be more than 60 days following the date such agreement is entered into.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York, New York or Detroit, Michigan are required by law to close or are customarily closed.

     "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is either:

          (a) required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP or

          (b) required to be disclosed as a capitalized lease in any notes accompanying any financial statements in accordance with GAAP both as to the amount of the related asset and the related liability.

     "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

     "Change of Control" shall have the meaning set forth in Section
2.3(a).

     "Change of Control Delayed Prepayment Date" shall have the meaning set forth in Section 2.3(b).

     "Change of Control Prepayment Date" shall have the meaning set forth in Section 2.3(a).

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations from time to time promulgated thereunder.

     "Company" shall mean Wolverine World Wide, Inc., a Delaware corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Wolverine World Wide, Inc.

     "Company Notice" shall have the meaning set forth in Section 2.3(a).

     "Competitor" shall mean any Person which is substantially engaged in the business of the manufacture or marketing of footwear, provided that:

          (a) the provision of investment advisory services by a Person to a Plan which is owned or controlled by a Person which would otherwise be a Competitor shall not of itself cause the Person providing such services to be deemed to be a Competitor;

          (b) in no event shall an Institutional Holder be deemed a Competitor unless such Institutional Holder controls, or is controlled by, or is under common control with, a Person that is substantially engaged in the business of the manufacture or marketing of footwear; and

          (c) an Institutional Holder that would otherwise be deemed a Competitor pursuant to the foregoing provisions of this definition by virtue of its ownership or control as a portfolio investment of the equity securities of any Person engaged in the business of the manufacture or marketing of footwear shall not be deemed a Competitor if such Institutional Holder has established procedures which will prevent confidential information supplied to such Institutional Holder by the Company from being transmitted or otherwise made available to such Person.

     "Consolidated Adjusted Net Worth" shall mean, as of the date of any determination thereof, the aggregate amount of stockholders' equity, preferred stock and Minority Interests of the Company and its Subsidiaries set forth in the most recent quarterly or annual consolidated financial statements of the Company and its Subsidiaries reduced by the positive amount, if any, by which the aggregate amount of all Intangible Assets acquired by the Company and its Subsidiaries after the Closing Date and carried in accordance with GAAP on the most recent audited financial accounts of the Company and its Subsidiaries on a consolidated basis exceeds 5% of Consolidated Total Assets set forth in such financial statements.

     "Consolidated Funded Debt" shall mean all Funded Debt of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

     "Consolidated Net Earnings" for any period shall mean the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

          (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

          (b)  the proceeds of any life insurance policy;

          (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

          (d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

          (e) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

          (f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

          (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

          (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

          (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

          (j) any gain arising from the acquisition of any Securities of the Company or any Subsidiary;

          (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

          (l)  any other extraordinary gain.

     "Consolidated Total Assets" shall mean as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP. "Consolidated Total Capitalization" shall mean as of the date of any determination thereof, the sum of (a) Consolidated Funded Debt plus
(b) Consolidated Adjusted Net Worth.

     "Current Management Group" shall have the meaning set forth in Section 2.3(a).

     "Debt" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all:

          (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets,

          (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,

          (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property,

          (d) Capitalized Rentals and

          (e) Guaranties of obligations of others of the character referred to in this definition.

     Debt of the Company and its Subsidiaries shall be determined on a consolidated basis after eliminating intercompany items. In no event shall Debt include Unfunded Pension Liability of the Plans of the Company and its Subsidiaries which amount, as of December 31, 1993, is reflected on
Schedule II hereto.

     "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     "Environmental Law" shall mean any international, federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, legally binding covenant or deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand validly issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company and its Subsidiaries or the operation, construction or modification of any thereof, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof, and all rules, regulations, guidance documents and publications promulgated thereunder.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

     "Event of Default" shall have the meaning set forth in Section 6.1.

     "Fixed Charges" for any period shall mean on a consolidated basis the sum of (a) all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Subsidiaries, and (b) all Interest Expense on all Debt (including the interest component of Rentals on Capitalized Leases) of the Company and its Subsidiaries.

     "Funded Debt" of any Person shall mean (a) all Debt of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (b) all Capitalized Rentals of such Person, (c) all Guaranties by such Person of Funded Debt of others, and (d) Unfunded Pension Liability of the Plans of the Company and its Subsidiaries to the extent such liabilities exceed 10% of Consolidated Adjusted Net Worth as of the date of any determination of Funded Debt hereunder. "Funded Debt" shall not include Debt of such Person outstanding under any credit line, revolving credit or similar agreement which Debt is fully paid (and not refinanced) for a period of not less than 30 consecutive days in the immediately preceding twelve calendar month period pursuant to the terms of such agreement; provided, that at the time of or as a result of the making of any such payment, no Default or Event of Default shall have occurred and be continuing at any time during such 30 consecutive day period.

     "GAAP" shall mean generally accepted accounting principles at the time.

     "Group" shall have the meaning set forth in Section 2.3(a).

     "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Debt, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a) to purchase such Debt or obligation or any property or assets constituting security therefor,

          (b) to advance or supply funds (1) for the purchase or payment of such Debt or obligation, or (2) to maintain working capital or any balance sheet or income statement condition or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation,

          (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Debt or obligation, or

          (d) otherwise to assure the owner of the Debt or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a

     Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, liability or dividend.

     "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the property of the Company and its Subsidiaries or its use, including but not limited to any material, substance or waste which is:

          (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), as amended;

          (b) regulated as a hazardous waste under Section 1004 or
     Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended;

          (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and
     Liability Act (42 U.S.C. Section 9601 et seq.), as amended; or

          (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

     "Hush Puppies Canada" shall mean Hush Puppies Canada Footwear, Ltd., a Canadian corporation and Subsidiary of the Company.

     "Hush Puppies Canada Credit Facilities" shall mean the short-term credit facilities established by that certain letter agreement dated August 2, 1993 between Hush Puppies Canada and the Bank of Montreal, and any renewal, extension or replacement thereof.

     "Institutional Holder" shall mean any of the following Persons:

          (a) any bank, savings and loan association, savings institution, trust company or national banking association, acting for its own account or in a fiduciary capacity,

          (b) any insurance company,

          (c) any fraternal benefit society,

          (d) any pension, retirement or profit-sharing trust or fund within the meaning of Title I of ERISA or for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent,

          (e) any investment company or business development company, as defined in the Investment Company Act of 1940, as amended,

          (f) any broker or dealer registered under the Securities Exchange Act of 1934, as amended, or any investment adviser registered under the Investment Adviser Act of 1940, as amended,

          (g) any government, any public employees' pension or retirement system, or any other government agency supervising the investment of public funds,

          (h) any other entity all of the equity owners of which are Institutional Holders,

          (i) any other Person which may be within the definition of "qualified institutional buyer" as such term is used in Rule
     144A, as from time to time in effect, promulgated under the Securities Act of 1933, as amended or

          (j) any other Person (other than a natural person) which may be within the definition of "accredited investor" as such term is used in section 2 of the Securities Act of 1933, as amended, and in Rule 215 promulgated under the Securities Act of 1933, as amended.

     "Intangible Assets" of any Person shall mean, as of the date of any determination thereof, the total amount of all assets of such Person consisting of goodwill, patents, trademarks, trade names, copyrights, franchises, experimental expense, and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

     "Interest Expense" for any period shall mean all interest and all amortization of debt discount and expense on any particular Debt (including, without limitation, payment-in-kind, zero coupon and other like Securities) for which such calculations are being made. Computations of Interest Expense on a pro forma basis for Debt having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

     "Investments" shall mean all investments, in cash or by delivery of property, made directly or indirectly in any Person, whether by acquisition of shares of capital stock, Debt or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided that

"Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

     "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

     "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (a) the aggregate present value as of the date of such prepayment or payment of each dollar of principal being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment or payment) that would have been payable in respect of such dollar if such prepayment or payment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the outstanding Notes being prepaid or paid. If the Reinvestment Rate is equal to or higher than 7.81%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

          "Reinvestment Rate" shall mean (1) the sum of 0.50%, plus the yield reported on page "USD" of the Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in the United States government Securities) at 11:00 A.M. (New York, New York time) for the United States government Securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the principal being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1) or (2) in the event that no nationally recognized trading screen reporting on-line intraday trading in the United States government Securities is available, Reinvestment Rate shall mean the sum of 0.50%, plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant

     Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated by reference to the above-mentioned trading screen from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the "Reinvestment Rate", the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

          "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

          "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid or paid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by
     (1) multiplying (i) the remainder of (A) the amount of principal that would have become due on each scheduled payment date if such prepayment or payment had not been made, less (B) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment or payment and the application thereof in accordance with the provisions of Section 2.1, by
     (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (2) totalling the products obtained in (1).

     "Material Subsidiary" shall mean any Subsidiary if:

          (1) The assets of such Subsidiary (valued at the greater of book or fair market) as at the end of the immediately preceding fiscal year exceed 5% of Consolidated Total Assets;

          (2) The aggregate sum of all assets (valued at the greater of book or fair market) of such Subsidiary, when combined with the assets of all other Subsidiaries to which subclauses (j), (k) or (l) of Section 6.1 hereof would have applied if not for the limitations set forth herein during the three-year period immediately preceding the date of such determination, exceeds 5% of Consolidated Total Assets; or

          (3) The sum of the portions of Consolidated Net Earnings of the Company and its Subsidiaries which were contributed by such Subsidiary during the immediately preceding fiscal year exceeds 5% of Consolidated Net Earnings.

     "Minority Interests" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

     "Multiemployer Plan" shall have the same meaning as in ERISA.

     "Net Earnings Available for Fixed Charges" for any period shall mean the sum of (a) Consolidated Net Earnings during such period plus (to the extent deducted in determining Consolidated Net Earnings), (b) all provisions for any Federal, state or other income taxes made by the Company and its Subsidiaries during such period and (c) Fixed Charges of the Company and its Subsidiaries during such period.

     "Noteholder Notice" shall have the meaning set forth in Section
2.3(a).

     "Overdue Rate" shall mean the lesser of (a) the maximum interest rate permitted by law and (b) the greater of (1) 9.81% per annum and (2) the rate which Morgan Guaranty Trust Company of New York announces from time to time as its prime lending rate as in effect from time to time, plus 2%.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "Plan" shall mean a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability, other than a Multiemployer Plan.

     "Priority Debt" shall mean and include, as of the date of any determination, the sum of (a) Funded Debt of Subsidiaries plus (but without duplication) (b) Funded Debt of the Company or any Subsidiary secured by a Lien permitted under Section 5.9(a)(9) incurred after the Closing Date and
(c) Debt of Hush Puppies Canada outstanding under the Hush Puppies Canada Credit Facilities and secured by Liens permitted under Section 5.9(a)(8).

     "Purchasers" shall have the meaning set forth in Section 1.1.

     "Qualified Letter of Credit" shall mean a letter of credit issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time any such letter of credit is issued, rated "A" or better by Standard & Poor's Corporation or Moody's Investors Service, Inc.

     "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

     "Reportable Event" shall mean a "reportable event" as described in
Section 4043 of ERISA for which the notice requirement to the PBGC has not been waived (provided that the loss of qualification of a Plan and the failure to meet the minimum funding standard of Section 412 of the Code or
Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver of the reporting requirement by the PBGC).

     "Responsible Officer" shall mean the President, the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Company. "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     "Senior Debt" shall mean and include the Notes and all other outstanding Debt of the Company which is not expressed to be junior or subordinate to any other Debt of the Company.

     The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

     "Unfunded Pension Liability" of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

     "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Debt for borrowed money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

     Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 9.  Miscellaneous.

     Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes, and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided, any Note issued pursuant to this Agreement.

     At any time and from time to time the holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of such Note or its attorney duly authorized in writing.

     The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, Make-Whole Amount and interest on any Note shall be made to or upon the written order of such holder.

     Section 9.2. Exchange of Notes. At any time and from time to time, upon surrender of any Note initially delivered, or of any Note substituted therefore pursuant to Section 9.1, this Section 9.2 or Section 9.3, at its office, the Company will deliver in exchange therefor, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $1,000,000 (or such lesser amount as shall constitute 100% of the Notes of such holder) or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

     Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder having a net worth of $50,000,000 or more is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

     Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, and all such expenses relating to any amendments, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation, restructuring or insolvency proceeding relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company agrees that it will pay any supplemental charges and disbursements of Chapman and Cutler no later than five Business Days from the date of presentation of an invoice therefor subsequent to the Closing Date. Without limiting the foregoing, the Company also agrees to pay, within five Business Days of receipt thereof, supplemental statements of Chapman and Cutler for disbursements unposted or not incurred as of the Closing Date. The Company further agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company agrees to pay the cost of obtaining the private placement number for the Notes and authorizes the submission of such information as may be required by Standard & Poor's CUSIP Service Bureau for the purpose of obtaining such number.

     Section 9.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

     Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by first class mail or overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 9341 Courtland Drive, Rockford, Michigan 49351, Attention: Vice President of Finance, or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if a copy of such notice is delivered by overnight air courier on the following day, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing; and provided, further, that so long as MIMLIC Asset Management Company ("MIMLIC") shall serve as investment advisor for Farm

Bureau Life Insurance Company of Michigan, FB Annuity Company, Federated Life Insurance Company and Federated Mutual Insurance Company, and until the Company is notified that MIMLIC no longer serves as investment advisor to any of the foregoing Purchasers or that any such Purchaser no longer holds any Notes, the Company shall have satisfied the notice requirements of this Section 9.6 with respect to such institutions by providing one copy of any communications called for hereunder (including any solicitations of holders provided for in Section 7.2) to MIMLIC at the address set forth in
Schedule I.

     Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

     Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

     Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

     Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with New York law, without regard to principles of conflicts of laws.

     Section 9.11. Jurisdiction and Service of Process. Any legal action or proceeding with respect to any of the Agreements or the Notes or any document related thereto may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Company hereby irrevocably and unconditionally waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such respective jurisdictions. The Company hereby irrevocably and unconditionally waives trial by jury.

     The Company further consents that all service of process may be made by delivery to it at the address for the Company set forth in Section 9.6 hereof and that service so made shall be deemed to be completed upon actual receipt. Nothing contained in this Section 9.11 shall affect the right of any holder of a Note to serve legal process in any other manner permitted by law or to bring any action or proceeding in the courts of any jurisdiction against the Company, or to enforce a judgment obtained in the courts of any other jurisdiction.

     Section 9.12. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                        Wolverine World Wide, Inc.



                                        By ___________________________
                                           Its _______________________

Accepted as of August 1, 1994.

                                        [VARIATION]



                                        By ___________________________
                                           Its________________________

                                                Principal Amount
       Names and Addresses                       of Notes to be
          of Purchasers                             Purchased
Teachers Insurance and Annuity                     $15,000,000
  Association of America
730 Third Avenue
New York, New York  10017-3263
Attention:  Mr. Les Gutierrez, Securities
            Division, Private Placement
Telephone Number:  (212) 916-6578 or
                   (212) 490-9000 (general number)
Telecopier Number: (212) 697-1946

Payments

All payments on account of the Notes shall be made in immediately available funds at the opening of business on the due date by electronic funds transfer through the Automated Clearing House system (identifying each payment as "Wolverine World Wide, Inc. 7.81% Senior Notes due August 15, 2004, PPN 978097 A# 0, principal, Make-Whole Amount or interest") to:

     Morgan Guaranty Trust Company of
       New York (ABA #021000238)
     23 Wall Street
     New York, New York  10015

     For credit to:  Teachers Insurance and
       Annuity Association
     Account Number 121-85-001
     On order of:  Wolverine World Wide, Inc.

Notices

Contemporaneous with payment, written confirmation of each such payment to be addressed as set forth below including the following information:
(1) the full name, private placement number, interest rate and maturity date of the Notes; (2) allocation of payment between principal, interest, Make-Whole Amount and any special payment; and (3) name and address of Bank from which such transfer was sent to:

     Teachers Insurance and Annuity Association of America
     730 Third Avenue
     New York, NY  10017
     Attention:  Securities Accounting Division
     Telephone Number:  (212) 916-4188
     Facsimile Number:  (212) 916-6199

All other notices and communications to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None
Taxpayer I.D. Number:  13-1624203

                                               Principal Amount
       Names and Addresses                      of Notes to be
          of Purchasers                            Purchased
The Minnesota Mutual Life Insurance               $9,500,000
  Company
400 North Robert Street
St. Paul, Minnesota  55101
Attention:  Investment Department

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as Wolverine World Wide, Inc. 7.81% Senior Notes due August 15, 2004, PPN 978097 A# 0, principal, Make-Whole Amount or interest) to:

     The First Bank National Association (ABA #091000022)
     Minneapolis, Minnesota

     BNF The Minnesota Mutual Life Insurance Company
     Account Number 1-801-10-00600-4

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

     Name of Nominee in which Notes are to be issued:  None
     Taxpayer I.D. Number:  41-0417830

                                               Principal Amount
       Names and Addresses                      of Notes to be
          of Purchasers                            Purchased
Farm Bureau Life Insurance Company                $1,250,000
  of Michigan
c/o MIMLIC Asset Management Company
400 North Robert Street
St. Paul, Minnesota  55101
Attention:  Client Administrator

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Wolverine World Wide, Inc., 7.81% Senior Notes due August 15, 2004,
PPN 978097 A# 0, principal or interest") to:

     Comerica Bank (ABA #072-000-096)
     Detroit, Michigan
     credit to Account Number 21585-98530
     Trust Operations Fixed Income Unit Cost Center 98530

     For further credit to: Farm Bureau Life Insurance Company of Michigan Account Number 84-550

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

     Name of Nominee in which Notes are to be issued:  None
     Taxpayer I.D. Number:  38-6053670

                                               Principal Amount
       Names and Addresses                      of Notes to be
          of Purchasers                            Purchased
FB Annuity Company                                $1,250,000
c/o MIMLIC Asset Management Company
400 North Robert Street
St. Paul, Minnesota  55101
Attention:  Client Administrator

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Wolverine World Wide, Inc., 7.81% Senior Notes due August 15, 2004,
PPN 978097 A# 0, principal or interest") to:

     Comerica Bank (ABA #072-000-096)
     Detroit, Michigan
     credit to Account Number 21585-98530
     Trust Operations Fixed Income Unit Cost Center 98530

     For further credit to:  FB Annuity Company
     Account Number 84-553

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

     Name of Nominee in which Notes are to be issued:  None
     Taxpayer I.D. Number:  38-2315027

                                               Principal Amount
       Names and Addresses                      of Notes to be
          of Purchasers                            Purchased
Federated Life Insurance Company                  $1,000,000
c/o MIMLIC Asset Management Company
400 North Robert Street
St. Paul, Minnesota  55101
Attention:  Client Administrator

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Wolverine World Wide, Inc., 7.81% Senior Notes due August 15, 2004,
PPN 978097 A# 0, principal or interest") to:

     Norwest Bank (ABA #091000019)
     Trust Department
     Account Number 0840-245
     Attention:   Eric Storhaug

     For credit to:  Federated Life Insurance Company
     Account Number 12364500

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

     Name of Nominee in which Notes are to be issued:  Tour & Co
     Taxpayer I.D. Number:  41-6022443

                                               Principal Amount
       Names and Addresses                      of Notes to be
          of Purchasers                            Purchased
Federated Mutual Insurance Company                $2,000,000
c/o MIMLIC Asset Management Company
400 North Robert Street
St. Paul, Minnesota  55101
Attention:  Client Administrator

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Wolverine World Wide, Inc., 7.81% Senior Notes due August 15, 2004,
PPN 978097 A# 0, principal or interest") to:

     Norwest Bank (ABA #091000019)
     Trust Department
     Account Number 0840-245
     Attention:   Eric Storhaug

     For credit to:  Federated Mutual Insurance Company
     Account Number 12364600

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

     Name of Nominee in which Notes are to be issued:  Tour & Co
     Taxpayer I.D. Number:  41-0417460

      Description of Funded Debt, Liens and Unfunded Pension Liability

1. Funded Debt (including Capitalized Leases) and Liens relating thereto of the Company and its Subsidiaries outstanding on August 1, 1994 are as follows:

                                  Principal      Final
           Obligation              Amount      Maturity      Collateral
(a) 10.4% Senior Notes           11,785,653.21    08-15-94          None
(b) 10.4% Senior Notes           10,825,935.50    08-15-94          None
(c) 6.5% Convertible
      Subordinated Note           1,250,000.00    03-01-96          None
(d) Guaranty of Montgomery          200,000.00    12-30-97  Land, building
      County Industrial                                      equipment and
      Development Agency                                     related property
      Industrial Development                                 located in
      Revenue Bond and Sale                                  Village of St.
      Agreement under which                                  Johnsonville,
      the Company is purchasing                              Montgomery
      the facility financed by                               County, New York
      that Bond
(e) NBD Revolving Line of
      Credit                     31,000,000.00    06-30-95          None
(f) Rosita Shares-10%               262,536.00    06-01-94          None
(g) Guaranty of County of           240,000.00    12-01-95  Land, building
      Franklin Industrial                                    equipment and
      Development Agency                                     related property
      Industrial Development                                 located in Town-
      Revenue Bonds and                                      ship of Bombay,
      Capital Lease under                                    Franklin County
      which the Company is                                   New York
      financing the facility
      financed by those Bonds.
(h) Miscellaneous Funded Debt    Not exceeding   Various   Various items of
                                 $500,000 in the            real and person-
                                 aggregate                  al property of
                                                           the Company and
                                                           its Subsidiaries

                                SCHEDULE II
                            (to Note Agreement)

2.       Unfunded Pension Liability of Plans of the Company and its
            Subsidiaries as of December 31, 1993 are as follows:
                    Frolic Footwear Pension Plan had an
                    Unfunded Pension Liability of $18,000
                    on that date.

                        Subsidiaries of the Company

                                                      Percentage of Voting
                                                     Stock Owned by Company
                                  Jurisdiction of        and Each Other
         Name of Subsidiary        Incorporation           Subsidiary
Aquadilla Shoe Corporation           Michigan                 100%
BSI Shoes, Inc.(1)                   Michigan                 100%
Brooks France, S.A.(1)                France                  100%
Dominican Wolverine Shoe
  Company Limited                 Cayman Islands              100%
Frolic de Mexico S.A. de C.V.    Monterrey, Mexico            100%
Spartan Shoe Company Limited      Cayman Islands              100%
Hush Puppies Retail, Inc.            Michigan                 100%
WWW Europe, Ltd.(1)               United Kingdom              100%
Wolverine Design Center, Inc.        Michigan                 100%
Wolverine Procurement, Inc.          Michigan                 100%
Wolverine Sourcing, Inc.             Michigan                 100%
Hush Puppies Canada Footwear,     Quebec, Canada               75%
  Ltd.

___________________________

(1) BSI Shoes, Inc., Brooks France, S.A., and WWW Europe, Ltd. are in the process of being dissolved and liquidated. All of these entities relate to the former Brooks athletic footwear business, the assets of which were sold in January of 1993. WWW Europe, Ltd. is not and will not be in technical good standing under applicable United Kingdom laws and regulations.

                         Wolverine World Wide, Inc.
7.81% Senior Note
Due August 15, 2004
PPN 978097 A# 0
No.
                                                         ____________, ____
$
     Wolverine World Wide, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                    on the fifteenth day of August, 2004
                          the principal amount of

                                                        DOLLARS ($        )

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 7.81% per annum from the date hereof until maturity, payable semi-annually on the fifteenth of February and August in each year (commencing on the first of such dates after the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and Make-Whole Amount and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate after the due date, whether by acceleration or otherwise, until paid. "Overdue Rate" shall mean the lesser of (a) the maximum interest rate permitted by law and (b) the greater of (1) 9.81% per annum and (2) the rate which Morgan Guaranty Trust Company of New York announces from time to time as its prime lending rate as in effect from time to time, plus 2%.

     Both the principal hereof and interest hereon are payable at the principal office of the Company in Rockford, Michigan in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, Make-Whole Amount or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the immediately preceding Business Day and shall include interest payable to and including the scheduled date due.
"Business Day" means any day other than a Saturday, Sunday or other day on which banks in New York, New York or Detroit, Michigan are required by law to close or are customarily closed.

                                 EXHIBIT A
                            (to Note Agreement)
     This Note is one of the 7.81% Senior Notes due August 15, 2004 (the "Notes") of the Company in the aggregate principal amount of $30,000,000 issued or to be issued under and pursuant to the terms and provisions of the separate Note Agreements, each dated as of August 1, 1994 (the "Note Agreements"), entered into by the Company with the original Purchasers therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreements to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreements for a statement of such rights and benefits.

     This Note and the other Notes outstanding under the Note Agreements may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the Make-Whole Amount set forth in the Note Agreements.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, Make-Whole Amount and interest on this Note shall be made only to or upon the order in writing of the registered holder.

     This Note and said Note Agreements are governed by and construed in accordance with the laws of New York, without regard to principles of conflicts of laws.

                                        Wolverine World Wide, Inc.



                                        By____________________________
                                          Its_________________________

                       Representations and Warranties

     The Company represents and warrants to you as follows:

     1. Subsidiaries. Schedule II attached to the Agreements states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

     2.  Corporate Organization and Authority.  The Company, and each
Subsidiary,

          (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, except that WWW Europe, Ltd., which is in the process of being dissolved and liquidated, is not in good standing in the United Kingdom;

          (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, except for licenses and permits the failure of which to have or obtain do not materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; and

          (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which (i) the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary and (ii) the failure to be so licensed and qualified does not materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     3. Business and Property. You have heretofore been furnished with a copy of the Private Placement Memorandum dated March, 1994 (the "Memorandum") prepared by NBD Bank, N.A., Capital Markets Division, and SPP Hambro & Co. which generally sets forth the business conducted and proposed to be conducted by the Company and its Subsidiaries and the principal properties of the Company and its Subsidiaries.

                                 EXHIBIT B
                            (to Note Agreement)
     4.  Financial Statements.

          (a) The consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 29, 1990, December 28, 1991, January 2, 1993 and January 1, 1994 and the statements of income and retained earnings and changes in financial position or cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Ernst & Young, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its consolidated Subsidiaries as of such dates and the results of their operations and changes in their financial position or cash flows for such periods. The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of March 26, 1994, and the unaudited statements of income and retained earnings and cash flows for the three-month period ended on said date prepared by the Company have been prepared in accordance with GAAP consistently applied, are correct and complete and present fairly the financial position of the Company and its consolidated Subsidiaries as of said date and the results of their operations and changes in their financial position or cash flows for such period.

          (b) Since January 1, 1994, there has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

     5. Debt. Schedule II attached to the Agreements correctly describes all Funded Debt and Capitalized Leases of the Company and its Subsidiaries outstanding on August 1, 1994.

     6. Full Disclosure. Neither the financial statements referred to in paragraph 4 hereof nor the Agreements, the Memorandum or any other written statement furnished by the Company to you in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now reasonably foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     7. Pending Litigation. The Company has furnished to the Purchasers a letter dated July 28, 1994 (the "Company Letter") describing certain litigation proceedings and claims involving the Company and its Subsidiaries. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal (including, without limitation, the matters identified in the Company Letter) which can reasonably be expected to materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     8. Title to Properties. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property it purports to own and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 4 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreements.

     9. Patents and Trademarks. The Company and each Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others except to the extent the failure to own such properties and right does not materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     10. Sale is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of the Agreements and the Notes:

          (a)  are within the corporate powers of the Company;

          (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens on any property of the Company; and

          (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Certificate of

     Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company and the Agreements and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

     11. No Defaults. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Debt for borrowed money and is not in default under any instrument or instruments or agreements under and subject to which any Debt for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

     12. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreements or the issuance, sale or delivery of the Notes or compliance by the Company with any of the provisions of the Agreements or the Notes.

     13. Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 1988, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.

     14. Use of Proceeds. The net proceeds from the sale of the Notes will be used to retire outstanding Debt of the Company and for other corporate purposes. Assuming that none of the Purchasers is a "Creditor" as that term is defined in Regulation T referred to below, none of the transactions contemplated in the Agreements (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

     15. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchasers and not more than 40 other institutional investors, each of whom was offered a portion of the Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

     16.  ERISA.  Based on the representations of the Purchasers in Section
3.2 of the Agreements, the consummation of the transactions provided for in the Agreements and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and no Reportable Event has occurred and is continuing with respect to any Plan. The aggregate existing and reasonably likely liability of the Company and its Subsidiaries resulting from any or all of the following events does not exceed $500,000: (a) the Company's or any ERISA Affiliate's withdrawal, or institution of steps to withdraw, from one or more Multiemployer Plans; and
(b) the institution by the Company or any Subsidiary of steps to terminate any Plan or Plans. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the Unfunded Pension Liability under all Plans exceed, as of December 31, 1993 $50,000 in the aggregate. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchasers or as may be required by ERISA Sections 601-608.

     17.  Compliance with Law.  Neither the Company nor any Subsidiary
(a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially affect adversely the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Agreements or the Notes. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal, except for defaults which in the aggregate do not materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     18. Compliance with Environmental Laws. Neither the Company nor any Subsidiary is in violation of any applicable Environmental Law which violation could reasonably be expected to have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. The Company does not know of any liability or class of liability of the Company or any Subsidiary, or any situation, event, condition or any potential violation of an Environmental Law which could reasonably be expected to give rise to any liability, under any Environmental Law which liability (whether existing or potential) could reasonably be expected to materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     19. Investment Company Act. The Company is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, required to register as an "investment company" under the Investment Company Act of 1940, as amended.

     20. Foreign Assets Control Regulations, etc. Neither the Company nor any Affiliate of the Company is, by reason of being a "national" of "designated foreign country" or a "specially designated national" within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, subject to any restriction or prohibition under, or is in violation of, any Federal Statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property except to the extent such restrictions, prohibitions and violations, taken in the aggregate, do not materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

              Description of Special Counsel's Closing Opinion

     The closing opinion of Chapman and Cutler, special counsel to the Purchasers, called for by Section 4.1 of the Note Agreements, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

     1. The Company is a corporation, validly existing and in good standing under the laws of the State of State of Delaware and has the corporate power and the corporate authority to execute and deliver the Note Agreements and to issue the Notes.

     2. The Note Agreements have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding contracts of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

     3. The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

     4. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreements does not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

     The opinion of Chapman and Cutler shall also state that the opinion of Warner, Norcross & Judd is satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchasers are justified in relying thereon.

     In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler shall rely solely upon an examination of the Certificate of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of State of Delaware, the By-laws of the Company and the general business corporation law of the State of State of Delaware. The opinion of Chapman and Cutler is limited

                                 EXHIBIT C
                            (to Note Agreement)

to the laws of the State of New York, the general business corporation law of the State of Delaware and the Federal laws of the United States.

     With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company.

          Description of Closing Opinion of Counsel to the Company

     The closing opinion of Warner, Norcross & Judd, counsel for the Company, which is called for by Section 4.1 of the Note Agreements, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in scope and form to the Purchasers and shall be to the effect that:

     1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of State of Delaware, has the corporate power and the corporate authority to execute and perform the Note Agreements and to issue the Notes and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which (i) the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and (ii) the failure to be so licensed or qualified would have a material adverse effect upon the business of the Company and its Subsidiaries taken as a whole.

     2. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in the United States and Canada in which (i) the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and
(ii) the failure to be so licensed or qualified would have a material adverse effect upon the business of the Company and its Subsidiaries taken as a whole, except that WWW Europe, Ltd., which is in the process of being dissolved and liquidated, is not in good standing in the United Kingdom, which is the jurisdiction in which it was organized.

     3. Each Note Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

     4. The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

                                 EXHIBIT D
                            (to Note Agreement)
     5. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal, state or local, is necessary in connection with the execution and delivery of the Note Agreements or the Notes.

     6. The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Agreements do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to (i) the provisions of the Certificate of Incorporation or By-laws of the Company, (ii) any statute, law, rule or regulation, (iii) any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, of which we have knowledge after due inquiry, which is applicable to the Company or by which the Company may be bound, or (iv) any agreement or other instrument, of which we have knowledge after due inquiry, to which the Company is a party or by which the Company may be bound.

     7. Based upon the representations and warranties of the Purchasers contained in Section 3.2 of the Note Agreements and assuming that each Purchaser is an Institutional Holder, the issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreements does not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

     8. In reliance upon the Company's representation set forth in paragraph 14 of Exhibit B to the Note Agreements and assuming that no Purchaser is a "Creditor", as defined in Regulation T of the Federal Reserve System, the issuance of the Notes and the use of the proceeds of the sale of the Notes in accordance with the provisions of and contemplated by the Note Agreements do not violate or conflict with Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

     9. We do not know of any pending or threatened litigation against the Company or any Subsidiary that in our opinion could reasonably be expected to have a materially adverse effect on the business or assets of the Company and its Subsidiaries, taken as a whole, or that would impair the ability of the Company to issue and deliver the Notes or to comply with the provisions of the Note Agreements or that would challenge the validity of the transactions contemplated by the Note Agreements.

     The opinion of Warner, Norcross & Judd shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.
                                 D-2